Exhibit 19
Insider Trading Policy of
Wolverine World Wide, Inc.

Overview
It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (i.e., to “tip”) material, non-public information to others so that they may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”
In the course of employment or service with Wolverine World Wide, Inc. (together with its subsidiaries, the “Company”), directors, officers and other employees may become aware of material, non-public information (defined below) about the Company or other companies with which the Company does business. In order to promote compliance with federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws, the Company has adopted this Insider Trading Policy (this “Policy”). This Policy is applicable to all directors, officers and other employees (“Covered Persons”) and certain of their family members and prohibits trading or tipping others to trade, directly or indirectly, when aware of material, non-public information or during certain blackout periods as further described below.
Penalties for insider trading violations include civil fines of up to three times the profit gained or the loss avoided by the actual trades, criminal fines of up to $5 million, and imprisonment for up to 20 years. There may also be civil liability to those damaged by the trading. In addition, federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading. A company whose employee violates the insider trading prohibitions may be liable for substantial civil and criminal fines. Any Covered Person who does not comply with this Policy may also be subject to sanctions by the Company, including dismissal, whether or not the failure to comply results in a violation of law.
The Securities and Exchange Commission (“SEC”), the Department of Justice, The New York Stock Exchange and state regulators are highly vigilant and very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.

If you have any questions regarding this Policy, please contact the Company’s Chief Legal Officer.
Material, Non-public Information
Material information
Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, positively or negatively, could be considered material.
Some examples of potentially material information are:
»A pending, proposed or contemplated merger, acquisition or tender offer;
»A pending, proposed or contemplated acquisition or disposition of a significant asset;
»The development or launch of a significant new product line;
»The gain or loss of a significant customer or supplier;
»Information about major contracts;
»Major personnel changes which may include significant layoffs or reorganizations;
»Significant legal, regulatory or legislative developments affecting the Company;
»A change in senior management, directors or auditors;
»Significant interruption of production or other aspects of the Company’s business;
»A change in dividend policy or the declaration of a stock split;
»A repurchase of securities or proposed offering of additional securities;
»The existence of liquidity problems or impending bankruptcy;
»Defaults under agreements or actions by creditors, clients or suppliers relating to the Company’s credit rating;
»A new cybersecurity risk or cybersecurity incident, whether known to be critical or potentially significant;
»Financial information (e.g., earnings, projections of future earnings or losses, or other earnings guidance);
»Unpublished financial reports or projections; and
»Sales or earnings that are inconsistent with the Company’s public guidance or the consensus expectations of the investment community.

Both positive and negative information can be material. Because materiality will be evaluated after the fact and with the benefit of hindsight, questions about whether particular information is material should be resolved in favor of materiality.

Non-public information
Information is considered non-public unless it has been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Under this Policy, information should not be considered fully absorbed by the marketplace until after the first full trading day following an announcement or disclosure through a press release or through a filing with the SEC.
Statement of Policy
No Trading While Aware of Material, Non-public Information
No Covered Person who is aware of material, non-public information relating to the Company may, directly or through family members or other persons or entities (such as trusts of which they are the trustee or corporations, limited liability companies or partnerships that they control), (a) buy, sell, gift, or otherwise transact in securities of the Company (other than pursuant to a pre-approved trading plan complying with Rule 10b5-1) (see “Rule 10b5-1 Trading Plans” below), (b) recommend the purchase or sale of the Company’s securities or (c) engage in any other action to take personal advantage of that information. In addition, no Covered Person who, in the course of working for the Company, learns of material, non-public information about another company (including companies that the Company conducts business with, the Company is negotiating a potential transaction, or competitors) may trade in that company’s securities or tip any other person to trade in that company’s securities until the information becomes public or is no longer material. Information that is not material to the Company may nevertheless be material to that company (and vice versa). Persons with whom you have a history, pattern or practice of sharing confidences – such as family members, close friends and financial and personal counselors – may be presumed to act on the basis of information known to you; therefore, special care should be taken so that material, non-public information is not disclosed to such persons.
Transactions in Company securities that may be necessary, or that may appear justifiable, for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction can lead to a legal enforcement action.
Disclosure of Material, Non-public Information
Unless specifically authorized by the Company’s Chief Executive Officer or Chief Financial Officer, no Covered Person may disclose material, non-public information about the Company to persons within the Company whose jobs do not reasonably require them to have that information or to any person whatsoever outside the Company.
Transactions by Family Members
This Policy also applies to anyone who resides with a Covered Person and family members who do not live in a Covered Person’s household but whose transactions in the Company’s securities are directed by a Covered Person or are subject to a Covered Person’s influence or control (such as relatives who consult with a Covered Person before they trade in the Company’s securities)

(any such person being a “Family Member”). Each Covered Person is responsible for the transactions of these other persons, and, therefore, Covered Persons should make sure such persons are aware of this Policy, including the restrictions on trading in Company securities.
“Twenty-Twenty Hindsight”
Before engaging in any transaction, Covered Persons should carefully consider how enforcement authorities and others might view the transaction in hindsight after the occurrence of a negative event.
Quarterly Blackout Periods
The Company’s announcement of its quarterly and annual financial results has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading while aware of material, non-public information, the following people (and their Family Members) are prohibited from trading in the Company’s securities during the period beginning twenty-one calendar days prior to the close of each of the Company’s fiscal quarters and fiscal year, and ending after the first full trading day following the Company’s issuance of its quarterly or annual earnings release:
»Directors;
»Executive Officers;
»Executive Team Members;
»Senior Team Members;
»Participants in the Company’s Three-Year Plan;
»Employees on the corporate or divisional Finance teams involved in the preparation or roll-up of the Company’s financial statements;
»Employees on the Investor Relations and Legal teams; and
»Any other employee designated by the Chief Executive Officer, President, Chief Financial Officer or Chief Legal Officer as subject to these quarterly blackout periods.

These “quarterly blackout periods,” however, may begin less than twenty-one calendar days prior to the end of any fiscal quarter or fiscal year to the extent necessary to provide an “open window period” during any fiscal quarter.
Transactions During Window Periods
No Covered Person may buy sell, or gift Company securities, even during an open window period, if he or she is aware of material, non-public information.
Event-Specific Blackout Periods
In addition to the quarterly blackout periods, from time to time an event may occur that is or may be material to the Company and is known only by some or all Covered Persons. In such a case, the Chief Executive Officer, President, Chief Financial Officer or Chief Legal Officer may designate an “event-specific blackout period.” The existence of an event-specific blackout period may not be announced other than to those who are actually aware of the event giving rise to the blackout period. As long as the event-specific blackout remains in effect, no person designated as subject to such blackout may trade in the Company’s securities. Any person made aware of the existence of an event-specific blackout period should not disclose the existence of the blackout period to any other person. The failure of the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer to designate a person as being subject to an event-specific blackout period will not relieve that person of the legal obligation not to trade while aware of the material, non-public information.
Exceptions
Except as otherwise provided in this section, there are no exceptions to this Policy:
Hardship Exceptions
A person who is subject to a blackout period and who has an unexpected and urgent need to sell the Company’s stock in order to generate cash may seek an exception from this Policy from the Chief Financial Officer or Chief Legal Officer. Such a hardship exception may only be granted if the Chief Financial Officer or Chief Legal Officer concludes that neither the Company nor the requesting person is then aware of material, non-public information.

Certain Estate Plan Transactions
Transfers of Company stock made (without any return payment) to family trusts or to other estate planning transactions are permitted under this Policy, provided that (i) the person or his or her immediate family members are the sole beneficial owners and sole beneficiaries of the transferred Company stock, and (ii) the terms of the transfer ensure that the stock remain subject to the same restrictions that apply to the person who made the transfer.
Rule 10b5-1 Plans
Transactions in Company securities made pursuant to a Rule 10b5-1 Plan, which meets certain conditions specified by SEC rules, are permitted under this Policy. Any Covered Person who desires to implement a Rule 10b5-1 Plan must first pre-clear the plan with the Chief Financial Officer or Chief Legal Officer by submitting a request (together with a copy of the plan) to the Chief Financial Officer or Chief Legal Officer in advance of entering into any such plan and disclosing whether the requester is aware of any material, non-public information about the Company. If the Chief Financial Officer or Chief Legal Officer permits entering into the plan, such plan must be entered into before the close of the stock market on the trading day following the authorization. As required by the SEC, a Rule 10b5-1 Plan may only be entered into by a person when that person is not aware of material, non-public information, and then only outside of any applicable blackout period. Transactions made pursuant to a pre-cleared Rule 10b5-1 Plan do not require further pre-clearance at the time of the transaction and may be made during blackout periods and while aware of material non-public information. Amendments and terminations of any Rule 10b5-1 Plan must similarly be approved by the Chief Financial Officer or Chief Legal Officer.
Stock Option Exercises
The restrictions set forth in this Policy do not apply to stock option exercises if no shares are sold or if there is a net exercise (which is the payment to the Company of underlying shares to cover the stock option exercise price). The restrictions set forth in this Policy (including the quarterly blackout policy and event-specific blackout policy) do apply, however, to any sale of stock as part of a broker-assisted “cashless exercise” of an option or any market sale for the purpose of generating the cash needed to pay the exercise price of an option or associated taxes.
Restricted Stock Awards
The restrictions set forth in this Policy do not apply to the vesting of restricted stock or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The restrictions on trading (including the quarterly blackout policy and event-specific blackout policy) do apply, however, to any market sale of restricted stock.
Employee Stock Purchase Plan
This Policy’s restriction on trading does not apply to your purchases of Company stock in the Employee Stock Purchase Plan (“ESPP”) resulting from your periodic contribution of money to the ESPP pursuant to a payroll deduction election made at a time when you are permitted to trade under this Policy.  However, this Policy will apply to any: (a) election to participate in the ESPP for an enrollment period; (b) increase or decrease in your amount of periodic contributions to the ESPP; and (c) sales of Company stock pursuant to the ESPP.

Pre-Clearance
Additional procedures apply to transactions by all (i) directors, (ii) executive officers, (iii) executive leadership team members, (iv) senior leadership team members, (v) senior corporate and divisional finance employees, (vi) employees on the legal and investor relations teams, and (vii) other persons who are informed by the Company’s Chief Executive Officer, Chief Financial Officer or Chief Legal Officer that they are subject to this Policy. For additional information on these procedures, please refer to the Company’s Pre-Clearance Policy.

Hedging Transactions
Certain forms of hedging, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for appreciation in the stock. These transactions allow a person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, he or she may no longer have the same objectives as the Company’s other shareholders. All Covered Persons are prohibited from engaging in any hedging transactions involving Company securities beneficially owned by them (including equity securities held directly or indirectly and granted by the Company as part of director or employee compensation).
Speculative Transactions
The Company considers it inappropriate for any Covered Person to engage in speculative transactions in the Company’s securities, including:
Short Sales
A short sale is the sale of a security that one does not own but has borrowed in anticipation of making a profit by paying for it after its price has fallen. Short sales of the Company’s securities portray an expectation on the part of the seller that the securities will decline in value and could signal to the market that the seller has no confidence in the Company or its short-term prospects. For these reasons, short sales of the Company’s securities are prohibited by this Policy.
Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, creates the appearance that a Covered Person is trading based on inside information. Transactions in options also may focus the person’s attention on short-term performance rather than the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
Margin Accounts and Pledges
Securities that are held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities that are pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in Company securities, all Covered Persons are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Standing and Limit Orders
A limit order is a specific order that sets a specific period of time in which securities may be bought at or below a specific maximum price or to sell securities above or at a specific minimum price. Similarly, there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is aware of material, non-public information. The Chief Financial Officer or Chief Legal Officer must approve any transaction using a standing or limit order for the Company’s securities. The Chief Financial Officer or Chief Legal Officer must review the effective period and timing of any standing or limit order in advance of placing such an order. In general, standing or limit orders that begin before, or extend after, the window periods discussed above will not be approved. Despite prior approval, a limit order must be canceled if the person later learns of material, non-public information before the execution of the trade.

Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after employment or service with the Company has ended until the expiration of any applicable blackout period in effect at the time of termination and the Covered Person is no longer aware of material, non-public information about the Company. If a Covered Person is aware of material, non-public information when his or her employment or service terminates, the securities laws still prohibit trading in the Company’s securities until that information has become public or is no longer material.
Company Transactions
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable federal and state securities laws and other applicable state laws (including obtaining appropriate approvals from the Board of Directors or appropriate Board committee, if required) when engaging in transactions in Company securities.
Company Assistance
Any questions regarding this Policy or its application to any proposed transaction may be directed to the Company’s Chief Legal Officer. Ultimately, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual Covered Persons or other related parties that are subject to this Policy.

Last amended: May 1, 2024

Insider Trading Policy Certification
I certify that I have read and will comply with the Wolverine World Wide, Inc. Insider Trading Policy as amended from time to time. I understand that the Company’s Chief Legal Officer is available to answer any questions I have regarding this Policy.
Signature:    ________________________
Print name:    ________________________

Date:        ________________________